Registration No. 333-______
As filed with the Securities and Exchange Commission on April 11, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
ADC TELECOMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Minnesota	41-0743912
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
13625 Technology Drive
Eden Prairie, MN 55344
(952) 938-8080
(Address of principal executive offices,
including zip code)
ADC TELECOMMUNICATIONS, INC. 2008 GLOBAL STOCK INCENTIVE PLAN
(Full title of the plan)
Jeffrey D. Pflaum
Vice President, General Counsel & Secretary
ADC Telecommunications, Inc.
13625 Technology Drive
Eden Prairie, MN 55344
(952) 938-8080
(Name, address and telephone number,
including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed
		maximum	Proposed maximum
	Amount	offering price per	aggregate offering	Amount of
Title of securities to be registered	to be registered(1)	share	price	registration fee
Common Stock, par value $0.20 per share(2)	11,000,000 shares	$13.18(3)	$144,980,000(3)	$5,697.71
Options to purchase Common Stock, par value $0.20 per share(4)	11,000,000 options	N/A	$59,797,726(5)	$2,350.05

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers any additional shares and options that may be granted under the ADC Telecommunications, Inc. 2008 Global Stock Incentive Plan (the “Plan”) to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Represents 11,000,000 shares of common stock of ADC Telecommunications, Inc. that may be issued pursuant to the Plan.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) and (c) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices of ADC Telecommunications, Inc. common stock as reported by The NASDAQ Global Select Market® on April 10, 2008.

(4)	Represents options to purchase 11,000,000 shares of common stock of ADC Telecommunications, Inc. that may be granted pursuant to the Plan. Pursuant to the ADCequitychoice program, participants in the Plan are given the opportunity to express a preference regarding the type of long-term equity awards, including stock options, that they may receive under the Plan. However, in accordance with the Plan, the Compensation Committee of the Board of Directors of ADC Telecommunications, Inc. approves the grant of all awards. The maximum number of shares of common stock of ADC Telecommunications, Inc. that may be issued pursuant to the Plan is 11,000,000 shares.

(5)	Calculated solely for the purpose of this offering based on the estimated value of the options on April 10, 2008.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, which have been filed with the Securities and Exchange Commission (the “SEC”) by ADC Telecommunications, Inc. (“we,” “us,” “our” or “ADC”), are incorporated by reference in this registration statement:
(a)	Our Annual Report on Form 10-K for the year ended October 31, 2007;

(b)	Our Quarterly Report on Form 10-Q for the quarter ended February 1, 2008;

(c)	Our Current Reports on Form 8-K filed on November 15, 2007, November 16, 2007, December 19, 2007, December 21, 2007, December 26, 2007, January 15, 2008, February 8, 2008, March 12, 2008, April 8, 2008, April 9, 2008, and April 11, 2008; and

(d)	The description of our common stock and preferred stock purchase rights contained in any registration statement or report filed by us under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.
     All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.
Item 4. Description of Securities.
     The securities being registered pursuant to the Plan include options to purchase shares of our common stock. The holder of an option is entitled to purchase a certain number of shares of our common stock at a specified exercise price during a specified time period, all as determined by the Compensation Committee. The exercise price may not be less than 100% of the fair market value of our common stock on the date of grant. The Compensation Committee is not permitted to reduce the exercise price of any outstanding option, whether through amendment, cancellation or replacement grants, or any other means, without shareholder approval. Options vest and become exercisable in accordance with the vesting schedule established by the Compensation Committee and set forth in the award agreement. The term of each option is fixed by the Compensation Committee and may not exceed 10 years from the date the option is granted. Options may be designated as “incentive stock options,” which are intended to meet the requirements of Section 422 of the Internal Revenue Code, or as “non-qualified” (non-incentive) stock options, which are not intended to meet the requirements of Section 422. The tax treatment of incentive stock options differs from that of non-qualified stock options.
     A description of our common stock is contained in our Registration Statement on Form 8-A on file with the SEC, as amended from time to time.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 521 of the Minnesota Business Corporation Act provides that a company shall, subject to certain limitations, indemnify officers and directors made or threatened to be made a party to a proceeding by reason of that officer or director’s former or present official capacity with the company. As required, we will indemnify that person against judgments, penalties, fines, settlements and reasonable expenses if the officer or director:

•	has not been indemnified by another organization;

•	acted in good faith;

•	has not received an improper personal benefit and Section 255 regarding director conflicts of interests, if applicable, has been satisfied;

•	assuming the case is a criminal proceeding, the person had no reasonable cause to believe the conduct was unlawful; and

•	reasonably believed that the conduct was in the best interests of the company or, in the case of an officer or director who is or was serving at the request of the company as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the company.
     Article IX of our Restated Bylaws provides that we shall indemnify our officers and directors under such circumstances and to the extent permitted by Section 521 of the Minnesota Business Corporation Act described above.
     We maintain directors’ and officers’ liability insurance which covers certain liabilities and expenses of our directors and officers and covers ADC for reimbursement of payments to our directors and officers in respect of such liabilities and expenses.
Item 7. Exemption from Registration Claimed.
     Not applicable.

Item 8. Exhibits.

4.1	Restated Articles of Incorporation of ADC Telecommunications, Inc., conformed to incorporate amendments dated January 20, 2000, June 30, 2000, August 13, 2001, March 2, 2004 and May 9, 2005 (incorporated by reference to Exhibit 3-a to ADC’s Quarterly Report on Form 10-Q for the quarter ended July 29, 2005).

4.2	Restated Bylaws of ADC Telecommunications, Inc. effective April 18, 2005 (incorporated by reference to Exhibit 3-f to ADC’s Quarterly Report on Form 10-Q for the quarter ended April 29, 2005).

4.3	Form of certificate for shares of Common Stock of ADC Telecommunications, Inc. (incorporated by reference to Exhibit 4-a to ADC’s Quarterly Report on Form 10-Q for the quarter ended April 29, 2005).

4.4	Rights Agreement, as amended and restated as of May 9, 2007, between ADC Telecommunications, Inc. and Computershare Investor Services, LLC, as Rights Agent (which includes as Exhibit A, the Form of Certificate of Designation, Preferences and Right of Series A Junior Participating Preferred Stock, as Exhibit B, the Form of Right Certificate, and as Exhibit C, the Summary of Rights to Purchase Preferred Shares) (incorporated by reference to Exhibit 4-b to ADC’s Form 8-A/A filed on May 11, 2007).

5.1	Opinion of Dorsey & Whitney LLP.

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney.

Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota, on April 11, 2008.

ADC TELECOMMUNICATIONS, INC.
By:	/s/ Robert E. Switz
Robert E. Switz
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 11, 2008.

Signature	Title

/s/ Robert E. Switz	President, Chief Executive Officer and Director
Robert E. Switz	(principal executive officer)

/s/ James G. Mathews	Vice President and Chief Financial Officer
James G. Mathews	(principal financial officer)

/s/ Steven G. Nemitz	Vice President, Controller
Steven G. Nemitz	(principal accounting officer)

*	Chairman
John A. Blanchard, III

*	Director
John J. Boyle, III

*	Director
Mickey P. Foret

*	Director
J. Kevin Gilligan

*	Director
Lois M. Martin

*	Director
John E. Rehfeld

Signature	Title

*	Director
William R. Spivey

*	Director
Larry W. Wangberg

*	Director
John D. Wunsch

*By:	/s/ James G. Mathews Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Restated Articles of Incorporation of ADC Telecommunications, Inc., conformed to incorporate amendments dated January 20, 2000, June 30, 2000, August 13, 2001, March 2, 2004 and May 9, 2005 (incorporated by reference to Exhibit 3-a to ADC’s Quarterly Report on Form 10-Q for the quarter ended July 29, 2005).

4.2	Restated Bylaws of ADC Telecommunications, Inc. effective April 18, 2005 (incorporated by reference to Exhibit 3-f to ADC’s Quarterly Report on Form 10-Q for the quarter ended April 29, 2005).

4.3	Form of certificate for shares of Common Stock of ADC Telecommunications, Inc. (incorporated by reference to Exhibit 4-a to ADC’s Quarterly Report on Form 10-Q for the quarter ended April 29, 2005).

4.4	Rights Agreement, as amended and restated as of May 9, 2007, between ADC Telecommunications, Inc. and Computershare Investor Services, LLC, as Rights Agent (which includes as Exhibit A, the Form of Certificate of Designation, Preferences and Right of Series A Junior Participating Preferred Stock, as Exhibit B, the Form of Right Certificate, and as Exhibit C, the Summary of Rights to Purchase Preferred Shares) (incorporated by reference to Exhibit 4-b to ADC’s Form 8-A/A filed on May 11, 2007).

5.1	Opinion of Dorsey & Whitney LLP.

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney.